Exhibit (a)(1)(A)

CARDIUM THERAPEUTICS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING WARRANTS

FOR COMMON STOCK

December 2, 2010

(Revised December     , 2010)

CARDIUM THERAPEUTICS, INC.

Offer to Exchange Certain Outstanding Warrants for Common Stock

The offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on December 30, 2010.

We are offering you the opportunity to exchange certain outstanding warrants for shares of our common stock, par value $0.001 per share, at the ratio of three warrants for one share of common stock. Warrants that are dated March 9, 2007, November 5, 2008 and November 10, 2008 and that have unlimited “down round” price protection are eligible for the exchange. Participation in the offer is voluntary. To participate in the offer, you must properly tender your eligible warrants prior to 9:00 p.m., Pacific Time, on December 30, 2010. We are making this offer upon the terms and subject to the conditions described in this offer to exchange.

The following summarizes the principal terms of the exchange offer:

•	Eligible warrants. The offer relates to our outstanding warrants dated March 9, 2007, November 5, 2008 and November 10, 2008 that have unlimited “down round” price protection.

•

Exchange ratio. The exchange ratio shall be three warrants tendered for each share of common stock or 3:1. For example, if an eligible holder surrenders warrants to purchase 300 shares of common stock, he or she would receive 100 shares of common stock.

•	Offering period. The offer will end at 9:00 p.m., Pacific Time, on December 30, 2010. We refer to the date and time this offer ends as the expiration date.

•

Tender of warrants. You may voluntarily decide if you should exchange your warrants. If you elect to exchange your warrants, you may elect to tender some or all of your eligible warrants. If you do not participate in this offer, you will retain your existing warrants, without any change.

•

Withdrawal of elections. You may change your mind after you have tendered warrants and withdraw some or all tendered warrants from the offer at any time before the expiration date. However, you will be bound by the last properly submitted election form or withdrawal form that we receive prior to the expiration date.

•

Cancellation of exchanged warrants. The warrants that are properly tendered and not validly withdrawn will be cancelled on the first business day after the expiration date. We refer to this date as the cancellation date. We expect the cancellation date to be December 31, 2010.

•

Issuance of common stock. We will issue the new shares of common stock on the first business day after the expiration date. We refer to this date as the issuance date. We expect the issuance date to be December 31, 2010,.

•

Terms of common stock. The shares of common stock issued in the exchange will be fully paid and non-assessable. As long as you are not an affiliate of Cardium Therapeutics, Inc., the shares will be freely transferable.

Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate in the offer.

Our common stock is traded on the NYSE Amex Stock Market under the symbol “CXM.” On December 1, 2010, the last trading day before the commencement of this offer, the closing price of our common stock as reported by the NYSE Amex Stock Market was $0.46. You should obtain current market quotations for our common stock before deciding whether to tender any of your eligible warrants.

See “Risks of Participating in the Offer” beginning on page 6 for a discussion of certain risks that you should consider before tendering any of your eligible warrants.

You should direct questions about the offer or requests for assistance to Dennis Mulroy, our chief financial officer, at telephone number (858) 436-1040.

This offer is not conditioned upon a minimum aggregate number of eligible warrants being tendered for exchange. This offer is subject to the terms and conditions set forth in this offer to exchange. If any of these conditions are not satisfied at any time on or after the date this offer begins, and before the expiration date, we may terminate the exchange offer prior to the expiration date and will not be obligated to accept and exchange any properly tendered eligible warrants. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any reason.

This offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender any of your eligible warrants for exchange, you must complete your election form in accordance with its instructions, and deliver it and your warrant agreement to the mailing address below. We must receive all of the required documents by 9:00 p.m., Pacific Time, on December 30, 2010, unless we extend the offer.

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Dennis M. Mulroy

The decision to participate in the offer is an individual one that should be based on a variety of factors. You should consult with your own personal advisors if you have any questions about your financial or tax situation. We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the offer.

We are not making this offer to, nor will we accept any tender of warrants from or on behalf of, warrant holders in any jurisdiction in which the offer or the acceptance of any tender of warrants would not be in compliance with the laws of, or the rules of any regulatory authority in, such jurisdiction. However, we may, in our sole discretion, take any actions necessary for us to make this offer to warrant holders in any such jurisdiction.

You should rely only on the information contained in this document or any other document to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or any other document to which we have referred you. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

You should not assume that the information provided in this document is accurate as of any date other than the date of this offer to exchange. This document summarizes various documents and information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange. We have included section references to the sections under “The Offer” where you can find a more complete description of the topics in this summary.

General Questions About The Offer

Q1.	What is the offer?

We are offering to exchange outstanding, unexercised warrants to purchase shares of our common stock that are dated March 9, 2007, November 5, 2008 and November 10, 2008 and that have unlimited “down round” price protection. We are not accepting warrants issued on those dates that do not have “down round” price protection, that have limited protection subject to a floor, or any other outstanding warrants.

In exchange, we will grant new shares of our common stock at a ratio of three warrants for each one share of common stock or 3:1. (See Section 1)

Q2.	Why are you making the offer?

There are a number of purposes for the offer:

•	Provide holders with a current economic benefit for their warrants;

•	Increase the public float to enhance trading liquidity for our common stock;

•	Reduce the number of common stock derivatives outstanding and the potential dilution that would result from their exercise;

•	Eliminate the derivative liability and non-cash effect on results of operations resulting from the “down round” price protection included in the eligible warrants; and

•	Increase our stockholders’ equity in an effort to meet the NYSE Amex’s continued listing requirements for minimum shareholders equity.

On November 26, 2010 we received a notice from the NYSE Amex Stock Market stating that we were not in compliance with NYSE Amex Stock Market’s minimum stockholders’ equity requirements for continued listing. Because of our continuing losses from operations, under the NYSE Amex Company Guide we are required, as a condition to our continued listing, to maintain a minimum stockholders’ equity of $6 million. Our stockholders’ equity at September 30, 2010 was $4.6 million. Our liability related to the derivatives from eligible warrants was $3.5 million at September 30, 2010. We cannot provide any assurance that following the offer we will meet the minimum requirements for continued listing on the NYSE Amex Stock Market. (See Section 3)

Q3.	Are you making any recommendation as to whether I should exchange my eligible warrants?

No. We are not making any recommendation as to whether you should accept the offer to exchange any of your eligible warrants. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax or other implications of participating in this offer or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q4.	What are some of the most significant risks and consequences of participating in this exchange offer?

The warrants are being tendered for shares of common stock at a ratio of 3:1 and if you exchange you will receive fewer shares than the warrants you exchange. If the price of our common stock increases after the date on which your warrants are tendered, and you do not withdraw those warrants, your tendered warrants might have been worth more than the shares of common stock you would receive in exchange since you will receive only one share of common stock for each three eligible warrants tendered.

See “Risks of Participating in the Offer” beginning on page 6 for a more detailed discussion of certain risks that you should consider before tendering any of your eligible warrants.

Q5.	Are there any conditions to the offer?

Participation in the exchange offer is completely voluntary. The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied at any time on or after the date this offer begins, and before the expiration date, we may terminate the exchange offer prior to the expiration date and will not be obligated to accept and exchange any properly tendered eligible warrants. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any reason. (See Section 7)

Q6.	When does this offer end?

This offer ends at 9:00 p.m., Pacific Time, on December 30, 2010. We refer to this date and time as the expiration date. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (See Section 2)

Q7.	Can the offer be extended, and if so, how will you notify me if the offer is extended?

The offer expires at 9:00 p.m., Pacific Time, on December 30, 2010, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer. (See Sections 2 and 15)

Q8.	When will the warrants I elect to exchange be cancelled?

The warrants that you elect to exchange will be cancelled on the first business day following the expiration date of this offer. We refer to this date as the cancellation date. We expect the cancellation date will be December 31, 2010. (Section 6)

Specific Questions About The Cancelled Warrants

Q9.	Will I be required to give up all of my rights under the cancelled warrants?

Yes. Once we have accepted the warrants that you tender for exchange, those warrants will be cancelled and you will no longer have any rights under such warrants. We reserve the right to reject any warrants tendered for exchange that we determine are not eligible or that we determine are unlawful to accept or if we determine that the election form is not properly completed or signed in accordance with its instructions. We intend to cancel all warrants accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer. We expect the cancellation date to be December 31, 2010. (See Section 6)

If you elect to tender less than all of your eligible warrants, we will issue you a new warrant agreement for any warrants that you elect not to tender. Such warrants will continue to have the same exercise price and other terms as the existing eligible warrants. (See Section 2)

Q10.	What happens to warrants that I choose not to exchange or that are not accepted for exchange?

Warrants that you choose not to exchange or that we do not accept for exchange retain their current exercise price and will remain outstanding until they are exercised in full or expire by their terms. (See Section 6)

Q11.	Can I continue to exercise my eligible warrants between the date hereof and the expiration date of the offer, which is currently scheduled for 9:00 p.m., Pacific Time, on December 30, 2010?

Yes. You can exercise eligible warrants during this period. However, eligible warrants that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the exchange offer.

Specific Questions About The Common Stock

Q12.	How many shares of common sock will I receive in exchange for the warrants that I elect to exchange?

You will receive one new share of common stock for every three eligible warrants exchanged. Fractional shares will be rounded up to the nearest whole share on a warrant-by-warrant basis. (See Section 2)

Example:

If you were to tender an eligible warrant covering 301 shares of common stock, the eligible warrant would be cancelled and you would be issued 101 shares of common stock.

Q13.	When will I receive my common stock?

We expect the cancellation date will be December 31, 2010, and the new shares will be issued on December 31, 2010. We will not issue shares of common stock before the expiration date. (See Section 6)

Q14.	Will the shares of common stock be freely tradable on issuance?

Yes. As long as you are not an affiliate or control person, the shares of common stock will be issued to you without restriction and will be freely tradable. (See Section 6)

Q15.	Will I have to pay taxes if I exchange my warrants in the offer?

If you exchange any of your eligible warrants for new warrants, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. (See Section 14)

We recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer. If you are a tax resident, or subject to the tax laws, of more than one country, you should be aware that there may be other tax and social insurance consequences and other restrictions which may apply to you.

Procedures For Participating In The Offer

Q16.	How do I participate in this offer?

If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on December 30, 2009:

1. Properly complete your election form in accordance with its instructions.

2. Deliver the completed election form and your original warrant agreement to the mailing address below.

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Dennis M. Mulroy

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any warrants tendered for exchange that we determine are not eligible or that we determine are unlawful to accept or if we determine that the election form is not properly completed or signed in accordance with its instructions. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible warrants promptly after the expiration of this offer. (See Section 4)

We may extend this offer although we do not presently intend to do so. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date.

Q17.	What if I lost my warrant and want to participate in this offer?

If you are unable to locate your warrant and you want to participate in the offer, you must contact Bonnie Ortega, our director of investor/public relations, at telephone number (858) 436-1018. You will be required to complete an affidavit of lost warrant, which includes an indemnification agreement, and return it with your completed election form to the mailing address below prior to the expiration date.

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Bonnie Ortega

Q18.	How do you determine whether a warrant has been properly tendered?

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any warrants tendered. Our determination of these matters will be final and binding on all persons, subject to your right to challenge our determination in a court of competent jurisdiction. We reserve the right to reject any election form, or any warrants tendered for exchange, that we determine are not eligible, not in appropriate form or are unlawful to accept. Otherwise, we will accept all properly tendered warrants that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular warrants or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered warrants. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any tender, and we will not incur any liability for failure to give any notice. (See Section 4)

Q19.	Can I change my mind and withdraw from this offer?

Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. (See Section 5)

Q20.	How do I withdraw my election?

To withdraw your election, you must do the following before the expiration date:

1. Properly complete your withdrawal form in accordance with its instructions.

2. Deliver the completed withdrawal form by e-mail to Dennis Mulroy at dmulroy@cardiumthx.com, or to the mailing address below. (See Section 5)

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Dennis M. Mulroy

If you choose to withdraw all of your tendered warrants, you only need to submit a withdrawal form withdrawing all your warrants. However if you choose to withdraw only some of your warrants, you need to re-submit a new election form listing the eligible warrants you wish to tender, along with a withdrawal form.

Q21.	What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is dated after the date of your withdrawal form. You may change your mind as many times as you like, but unless you withdraw all your eligible warrants, you will need to re-submit a new election form listing the eligible warrants you wish to tender. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date. (See Section 5)

Q22.	If I choose not to accept the offer, what do I have to do?

Nothing, you do not have to file or deliver any forms if you choose to keep your eligible warrants and not participate in the offer.

Q23.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

For additional information or assistance, you should contact Dennis Mulroy, our chief financial officer, at telephone number (858) 436-1040.

The option exchange offer documents are also available online at www.cardiumthx.com. and the Securities and Exchange Commission’s website at www.sec.gov. (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Investment in our common stock involves risk and uncertainty. A number of risk factors that could materially affect our business, product candidates, financial condition and results of operations are disclosed and described in our most recent Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and listed in Section 17. You should carefully consider the risks described under Item 1A of our Form 10-K, as well as the other information in our Form 10-K and other reports and documents we file with the Securities and Exchange Commission, when evaluating our business and future prospects. If any of the identified risks actually occur, our business, financial condition and results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you could lose all or a portion of the value of your investment in our common stock.

The warrants are being tendered for shares of common stock at a ratio of 3:1 and if you exchange you will receive fewer shares of common stock than the warrants you exchange. If the price of our common stock increases after the date on which your warrants are tendered, and you do not withdraw those warrants, your tendered warrants might have been worth more than the shares of common stock you would receive in exchange since you will receive only one share of common stock for each three eligible warrants tendered.

You should carefully consider these risks, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. The information in this offer to exchange should be read in conjunction with our financial statements and notes to the financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in our most recent Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and listed in Section 17.

THE OFFER

1.	Eligible Warrants.

The eligible warrants for this offer are common stock purchase warrants that:

•	are dated March 9, 2007, November 5, 2008 and November 10, 2008; and

•

have unlimited “down round” price protection that resets the exercise price of the warrant to the price of a subsequent lower price in connection with a sale of common stock or common stock equivalents.

We issued warrants dated March 9, 2007 which do not have “down round” price protection. Those warrants are excluded from this offer. We also issued warrants dated November 5, 2008 and November 10, 2008 which had limited down round price protection subject to a floor of $0.90. Those warrants are also excluded from this offer.

2.	Number of warrants; expiration date.

Subject to the terms and conditions of the offer, we will accept properly tendered outstanding, unexercised eligible warrants, and exchange them for shares of our common stock.

You may tender any or all of your eligible warrants. If you elect to tender fewer than all of your eligible warrants, we will issue you a new warrant agreement for the portion of the eligible warrants that were not exchanged. Any such warrants will continue to have the same exercise price and other terms as the existing eligible warrants.

Subject to the terms of this exchange offer, and upon our acceptance of your properly tendered warrants, your eligible warrants will be cancelled and we will issue you shares of our common stock. The number of shares of common stock you will receive will be based on a warrant to common stock exchange ratio of 3:1. Fractional shares will be rounded up on a warrant by warrant basis when 100 percent of the warrant is exchanged. For example, if you surrender warrants to purchase 301 shares of common stock, you would receive new warrants to purchase 101 shares of common stock.

New shares will be issued on the first business day after the expiration date. The expiration date for the offer will be 9:00 p.m., Pacific Time, on December 30, 2010. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 below for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

This offer will provide holders of eligible warrants with a current economic benefit for their eligible warrants. The eligible warrants have a current exercise price of $0.50 per share. The closing price of our common stock on December 1, 2010, the day before the commencement of the exchange offer was $0.46.

The shares of common stock issued in this exchange will be freely tradable. If all eligible warrants are exchanged it will result in the issuance of an additional 3,423,854 shares of our common stock, representing 4.2 percent of our total shares outstanding.

We currently have 42,186,640 warrants and other derivative securities outstanding and 80,722,354 shares of common stock outstanding. The eligible warrants comprise 24.4% of the derivative securities outstanding. If all eligible warrants are exchanged in this offer, it would result in the elimination of 10,271,480 derivative securities and the issuance of 3,423,854 additional shares of common stock. A reduction in the number of eligible warrants outstanding would also reduce the potential dilution to existing holders of common stock that would result from their exercise.

The eligible warrants contain “down round” price protection, which reduces the exercise price of the warrant if we issue common stock or common stock equivalents at a price per share less than the current exercise price. In accordance with generally accepted accounting principles in the United States, we are required to account for this “down round” protection as an embedded derivative liability. This accounting treatment results in our having to value the derivative liability each quarter and reflect changes in the value of the instrument as gain or loss. Accordingly, changes in the value of our common stock relative to the exercise price of our outstanding eligible warrants can result in significant non-cash gain or expense. At September 30, 2010 we had recorded a derivative liability on our balance sheet related to the eligible warrants of $3.5 million. None of our other outstanding derivative securities have “down round” price protection. The accounting treatment for the derivative liability is complex and results in significant gains or losses and changes in liabilities that are unrelated to our results of operations. We believe that investors will find it easier to evaluate our financial position and results of operations if we can eliminate or reduce the derivative liability.

We will record the value of each share of common stock issued in the exchange at fair value at the time of issuance as an increase to stockholders equity. In addition, we will recognize gain or loss on the difference between fair value of the common stock issued and the fair value of the warrants that are cancelled in the exchange offer.

On November 26, 2010 we received a notice from the NYSE Amex Stock Market stating that we were not in compliance with NYSE Amex Stock Market’s minimum shareholder equity requirements for continued listing. Because of our continuing losses from operations, under the NYSE Amex Company Guide we are required, as a condition to our continued listing, to maintain a minimum stockholders’ equity of $6 million. Our stockholders’ equity at September 30, 2010 was $4.6 million. Our liability related to the derivatives from eligible warrants was $3.5 million at September 30, 2010. We cannot provide any assurance that following the offer we will meet the minimum requirements for continued listing on the NYSE Amex Stock Market.

Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Cardium Therapeutics, Inc. or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the NYSE Amex Stock Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•	any change in our charter or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer and elect to exchange any of your eligible warrants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether or not to elect to exchange any of your eligible warrants.

4.	Procedures for electing to exchange warrants.

Proper Election to Exchange Warrants.

To validly elect to exchange your warrants, you must, in accordance with the instructions of the attached election form, properly complete and deliver the election form and your original warrant agreement to the mailing address below. We must receive the properly completed election forms before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on December 30, 2010, unless we decide to extend the offer.

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Dennis M. Mulroy

If you submit an election form, and then decide that you would like to elect to exchange additional warrants, you must submit a new election form to the mailing address above by the expiration date. This new election form must be dated after your original election form and must be properly completed. This new election form must also list all of the warrants that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election form or withdrawal form that we receive prior to the expiration date.

However, our receipt of your election form and warrant agreement is not by itself an acceptance of the warrants tendered for exchange. For purposes of the offer, we will be deemed to have accepted warrants for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the tendered warrants. We may issue this notice by press release, e-mail or other form of communication. Warrants accepted for exchange will be cancelled on the cancellation date, which we presently expect to be December 31, 2010.

Determination of validity; rejection of warrants; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any warrants tendered. Our determination of these matters will be final and binding on all persons. We reserve the right to reject any election form, or any warrants elected to be exchanged, that we determine are not eligible, not in appropriate form or are unlawful to accept. Otherwise, we will accept all properly tendered warrants that are not validly withdrawn subject to the terms of this offer. We also reserve the right to waive any of the conditions to the offer or any defect or irregularity in any tender of any particular warrants or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered warrants. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange warrants through the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your warrants elected to be exchanged by you through the offer will constitute a binding agreement between you and Cardium Therapeutics, Inc. upon the terms and subject to the conditions of the offer.

5.	Withdrawal rights and change of election.

You may withdraw any warrants that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw any or all of the warrants that you previously elected to exchange at any time before 9:00 p.m., Pacific Time, on December 30, 2010. If we extend the offer beyond that time, you may withdraw such warrants at any time until the extended expiration of the offer.

To validly withdraw some or all of the warrants that you previously elected to exchange, you must, in accordance with the instructions of the attached withdrawal form, properly complete and deliver the withdrawal form by e-mail to Dennis Mulroy at dmulroy@cardiumthx.com, or to the mailing address below in accordance with the procedures listed in Section 4 above, while you still have the right to withdraw the warrants.

Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, California 92130
Attention: Dennis M. Mulroy

You may not rescind any withdrawal, and any eligible warrants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those eligible warrants before the expiration date. To re-elect to exchange some or all of your withdrawn warrants, you must submit a new election form to the mailing address above before the expiration date by following the procedures described in Section 4 above. This new election form must be dated after your original election form and any withdrawal form you have submitted. It must be properly completed and it must list all of the warrants you wish to tender for exchange.

If you choose to withdraw all your tendered warrants, you only need to submit a withdrawal form withdrawing all your warrants. However if you choose to withdraw only some of your warrants, you need to re-submit a new election form listing the eligible warrants you wish to tender. You may change your mind as many times as you like but unless you withdraw all your eligible warrants, you will need to re-submit a new election form listing the eligible warrants you wish to tender, along with a withdrawal form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

If you do not wish to withdraw any warrants from the offer, but would like to elect to tender additional warrants for exchange, you must submit a new election form before the expiration date by following the procedures described in Section 4 above. This new election form must be dated after your original election form. It must be properly completed and it must list all of the warrants you wish to tender for exchange. You will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered warrants, you will be bound by the last properly submitted withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding, subject to your right to contest our determination in a court of competent jurisdiction.

We expect to issue new shares of common stock for the canceled warrants on December 31, 2010. If for any reason we have not accepted warrants for payment by 9:00 p.m. Pacific time January 31, 2011 we will permit any warrants tendered to be withdrawn.

6.	Acceptance of warrants for exchange and issuance of new shares of common stock.

Under the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible warrants properly tendered for exchange and not validly withdrawn before the expiration date. Once the warrants are cancelled, you no longer will have any rights with respect to those warrants.

We will be deemed to have accepted warrants for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the holders generally of our acceptance for exchange of the tendered warrants. We may issue this notice by press release or e-mail or other form of communication. Subject to our rights to terminate the offer, discussed in Section 15 below, we currently expect that we will accept promptly after the expiration date all properly tendered eligible warrants that are not validly withdrawn.

Subject to the terms and conditions of this offer, if your warrants are properly elected to be exchanged, and are not validly withdrawn, by 9:00 p.m., Pacific Time, on December 30, 2010, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on December 31, 2010, you will be issued shares of common stock on December 31, 2010. If we extend the offer and accept and cancel warrants properly tendered for exchange after December 31, 2010, the date on which the new shares of common stock will be issued will be similarly delayed.

Subject to the terms of the offer and upon our acceptance of your properly tendered warrants, you will be entitled to receive a number of shares of our common stock based on a warrant to common stock exchange ratio of 3:1. Fractional shares shall be rounded up to the nearest whole share on a warrant by warrant basis when 100 percent of the warrant is exchanged. The shares of common stock will be freely transferable.

Warrants that you choose not to exchange and are not required to be tendered for exchange, or that we do not accept for exchange, will remain outstanding until they are exercised in full or expire by their terms.

7.	Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any warrants tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any warrants tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the warrants promptly after termination or withdrawal of a tender offer), if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been reasonably determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States of America;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

•

the commencement of a war or other national or international calamity directly or indirectly involving the United States of America, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

•

if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•

any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Securities and Exchange Commission prior to the date of commencement of the exchange offer;

•

any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of the outstanding shares of common stock; or

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible warrants;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•

a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•

any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible warrants to the tendering holders;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to the offer are for our benefit. We may assert them in our reasonable discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our reasonable discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons, subject to the right of security holders to contest our determination in a court of competent jurisdiction.

8.	Price range of shares underlying the warrants.

There is no trading market for the warrants.

Our common stock is traded on the NYSE Amex Stock Market under the symbol “CXM.” On December 1, 2010, the closing sale price of the common stock on the NYSE Amex Stock Market was $0.46.

Price Range of Common Stock

(Closing Prices in Dollars)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Fiscal Year	High	Low	High	Low	High	Low	High	Low
2010 (through November 30, 2010)	$0.81	$0.44	$0.63	$0.33	$0.66	$0.30	$0.57	$0.41
2009	$1.63	$0.40	$2.90	$1.31	$2.05	$1.61	$1.96	$0.51
2008	$2.63	$2.10	$2.50	$2.03	$2.24	$1.65	$1.70	$0.48

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

9.	Source and amount of consideration.

We will issue new shares of common stock in exchange for eligible warrants properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange. Subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered warrants, you will be entitled to receive shares of our common stock based on a warrant to common stock exchange ratio of 3:1.

If we receive and accept tenders of all warrants eligible to be tendered, subject to the terms and conditions of this offer, we would be obligated to cancel 10,271,480 warrants and issue approximately 3,423,854 new shares of our common stock, or approximately 4.2 percent of the total shares of our common stock outstanding as of December 1, 2010.

10.	Information concerning Cardium Therapeutics, Inc.

Overview

Cardium Therapeutics, Inc. is a medical technology company primarily focused on the development and commercialization of novel therapeutics and medical devices for cardiovascular and ischemic disease, wound healing and tissue repair. Since we were initially funded in October 2005, we have made three strategic acquisitions and assembled a portfolio of innovative late-stage cardiovascular and regenerative medicine product candidates. We have established a pipeline of innovative products that are divided into two operating units, Cardium Biologics and the Tissue Repair Company.

Our business is focused on the acquisition and strategic development of product opportunities or businesses having the potential to address significant unmet medical needs, and definable pathways to commercialization, partnering or other monetization following the achievement of corresponding development objectives. Consistent with our overall business strategy, as our product opportunities and businesses are advanced and corresponding valuations established, we intend to consider various corporate development transactions designed to place our product candidates into larger organizations or with partners having existing commercialization, sales and marketing resources, and a need for innovative products. Such transactions could involve the sale, partnering or other monetization of particular product opportunities or businesses.

During 2009, we (i) completed the sale of all of the assets and liabilities of our wholly-owned subsidiary InnerCool Therapies, Inc. to Royal Philips Electronics, (ii) completed Tissue Repair Company’s Matrix 2b clinical trial, (iii) submitted an FDA 510(k) application for the use of Excellagen™ in the potential treatment of diabetic and other chronic wounds, and (iv) announced the Company’s new Orthobiologics initiative, designed to build on and extend the underlying technology developed by the Tissue Repair Company to hard tissue application such as bone.

Other than limited MedPodiumTM products recently launched, we do not currently have any products available for sale or use. Because of the limited nature of our revenues and the high costs we must incur to develop our product candidates, we have yet to generate positive cash flows or income from operations and do not anticipate doing so in the foreseeable future. As a result, we are currently dependent on debt and equity funding to finance our operations. During the second half of 2009 we raised net proceeds of $9.7 million from the sale of common stock and warrants in two registered direct offerings.

Recent Developments

In the first quarter of 2010, we raised additional net proceeds of approximately $10.4 million from an additional registered direct offering of common stock and warrants.

During the second quarter of 2010 we entered into a Master Services Agreement with bioRASI, an international contract research organization, to assist us in conducting late-stage clinical studies and commercialization activities for our Generx® (Ad5FGF-4) product candidate in Russia and affiliated jurisdictions and other potential new markets. Generx is a DNA-based angiogenic growth factor therapeutic being developed for the potential treatment of patients with advanced coronary artery disease. Generx is designed to stimulate the growth of supplemental collateral blood vessels in the heart in order to enhance myocardial blood flow (perfusion) in patients who have insufficient blood flow due to atherosclerotic plaque build up in the coronary arteries. The Generx clinical study is expected to be initiated before year end. We have budgeted approximately $2 million for this product candidate to be paid over the lives of the clinical studies and as certain milestones are met. The contract can be cancelled upon 90 days written notice.

We also entered into a multi-year supply agreement with Devro Medical Limited (“Devro”), part of Devro plc, a public limited company registered in Scotland, for the supply of highly-refined fibrillar bovine Type I collagen, an important component of our new Excellagen™ formulated collagen product candidate, which is pending FDA 510(k) clearance. Excellagen is an advanced wound care device composed of highly-refined, soluble bovine dermal collagen (Type I), which is modified to reduce immunogenicity and promote its usefulness in wound settings. Under this supply agreement, the collagen component of Excellagen will be manufactured at Devro’s new cGMP manufacturing facility which is currently undergoing final process validation activities and awaiting a formal accreditation audit for ISO certifications. Devro also plans to establish a Device Master File with the FDA following completion of ISO certifications of other component manufacturing processes. In addition, we have also entered into a clinical manufacturing and supply agreement with a U.S.-based fill and finish contract manufacturer to provide final processing and assembly of the market ready Excellagen product.

On November 17, 2010 we entered into a custom technology access and product license agreement with BioZone Laboratories, Inc. (“BioZone”) for the co-development and strategic licensing of a portfolio of up to 20 aesthetics, advanced skin care formulations and other products for our MedPodiumTM product line. The agreement grants us a royalty-free license of BioZone technology to develop a portfolio of 20 products, customized to our product specifications. We will have exclusive rights to the products developed to its specifications. The license is for a term of 10 years In exchange for the technology access license we have agreed to pay BioZone a fee of $1.0 million. The license fee is payable in shares of our unregistered common stock priced at $0.50 per share. The common stock is subject to certain lock up restrictions and will be held in an escrow account, to be released to BioZone beginning six months following the closing date of the transaction with such shares being released in five equal monthly installments. Under the terms of the agreement, BioZone will provide manufacturing services to Cardium Therapeutics. We have been granted a right of first refusal with respect to any potential sale of BioZone or BioZone assets, under which we would be entitled to acquire BioZone or BioZone assets as applicable on the same terms and conditions as negotiated to mutual acceptability with any third party.

Cardium Therapeutics, Inc. was organized in Delaware in December 2003. Our common stock is traded on the NYSE Amex Stock Market under the symbol “CXM”. Our principal executive offices are located at 12255 El Camino Real, Suite 250, San Diego, California 92130, and our telephone number is (858) 436-1000. Our internet address is www.cardiumthx.com. Information contained on our website does not constitute a part of the offer. For additional information regarding Cardium Therapeutics, Inc. you should also review the materials that we have filed with the Securities and Exchange Commission and have listed in Section 17.

11.	Interests of directors and officers; transactions and arrangements concerning the warrants.

The executive officers and directors of Cardium Therapeutics, Inc. and their positions and offices as of December 1, 2010, are set forth in the following table:

Name	Position and Offices Held
Edward W. Gabrielson	Director
Lon E. Otremba	Director
Andrew M. Leitch	Director
Gerald J. Lewis	Director
Murray H. Hutchison	Director
Christopher J. Reinhard	Chairman of the Board, President and Chief Executive Officer
Tyler M. Dylan-Hyde	Director, Chief Business Officer, General Counsel, Executive Vice President and Secretary
Dennis M. Mulroy	Chief Financial Officer
Gabor M. Rubanyi,	Chief Scientific Officer

The address of each executive officer and director is: c/o Cardium Therapeutics, Inc., 12255 El Camino Real, Suite 250, San Diego, California 92130.

None of our directors or officers holds any eligible warrants. Accordingly, none of our directors or officers are eligible to participate in this exchange offer.

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving warrants to purchase our common stock, or in transactions involving our common stock during the past 60 days before and including December 1, 2010.

12.	Status of warrants cancelled by us in the offer; accounting consequences of the offer.

Warrants that are properly tendered and accepted for exchange through the offer will be cancelled and will no longer be outstanding.

We will record the value of each share of common stock issued in the exchange at fair value at the time of issuance as an increase to stockholders equity. In addition, we will recognize gain or loss on the difference between fair value of the common stock issued and the fair value of the warrants that are cancelled in the exchange offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible warrants and issuance of new shares of common stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, of any NYSE Amex Stock Market listing requirements that would be required for the exchange of warrants as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered warrants for exchange and to issue new shares of common stock for exchanged warrants is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from issuing new shares of common stock or required to obtain a license or regulatory permit or make any other filing before granting new shares of common stock on the issuance date, which is expected to be December 31, 2010, we will not issue any new shares of common stock, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time that cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the issuance, but if the issuance is prohibited on the issuance date you will not receive an issuance of shares of common stock and we will return your eligible warrants.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of warrants pursuant to the offer for those holders subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respect to all categories of option holders. If you are a subject to taxation in countries other than the United States, whether by reason of nationality, residence or otherwise, you should be aware that there might be other tax and social insurance consequences that may apply to you. We recommend that you consult with you own advisors to discuss the consequences to you of this transaction.

We believe that if you exchange your eligible warrants for new shares of common stock, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new shares of common stock are issued. We believe that the exchange will be treated as a non-taxable exchange of the existing warrants for new shares of common stock. The tax basis of the shares exchanged will be treated as the substituted basis for the shares of common stock received, and the shares of common stock will be treated as having been held for the same holding period as the holding period with respect to the transferred shares.

The subsequent sale of the shares of common stock acquired pursuant to the exchange offer generally will give rise to capital gain or loss equal to the difference between the sales price and the price paid for the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares (or were treated as holding the shares) for more than one year. Under current U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 15% if certain requirements are satisfied, and short-term capital gains and ordinary income are generally taxable at a maximum rate of 35%. State and local taxes may also apply.

If you are a tax resident, or subject to the tax laws, of more than one country, your tax consequences may differ from the U.S. federal income tax consequences summarized above and, in some instances, may not be entirely certain.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, and any foreign tax and social insurance laws that may apply to you.

15.	Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any warrants. We do not currently intend to extend the offer. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible warrants until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any warrants elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of warrants elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the eligible warrants promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of warrants being sought in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify: (i) the number of eligible warrants being sought in the offer or (ii) the consideration being offered by us for the eligible warrants in the offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification.

If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible warrants, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible warrants of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

16.	Fees and expenses.

We have agreed to compensate brokers and dealers who facilitate the exchange offer at the rate of $0.02 per share of common stock issued in connection with eligible warrants tendered and accepted for cancellation.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the Securities and Exchange Commission before making a decision as to whether to elect to exchange your eligible warrants:

1.	The description of our common stock in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 31, 2007 under Section 12(g) of the Exchange Act; and

2.	Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010;

3.	Definitive proxy statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 28, 2010;

4.	Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 10, 2010;

5.	Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2010, filed with the Securities and Exchange Commission on August 9, 2010;

6.	Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010; and

7.	All documents subsequently filed as with the Securities and Exchange Commission, between the date of this offer to exchange and the expiration date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The Securities and Exchange Commission file number for these filings is 001-33635. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet site at www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Dennis Mulroy, our chief financial officer, at telephone number (858) 436-1040.

The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The following table sets forth summary historical consolidated financial information of Cardium Therapeutics, Inc. and subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the periods specified:

Summary Consolidated Statements of Operations and Balance Sheets

(in thousands, except share amounts)

	Fiscal year ended		Nine months ended
	December 31, 2009	December 31, 2008	September 30, 2010	September 30, 2009
Consolidated Statements of Operations
Revenues	$444,946	$416,982	$—	$261,945
Loss from operations	$(8,712,934)	$(17,154,364)	$(5,273,736)	$(7,086,173)
Change in derivative liabilities	$(1,118,120)	$—	$70,280	$(12,509,518)
Net loss from continuing operations	$(16,158,417)	$(17,601,990)	$(5,178,871)	$(20,996,577)
Gain on sale of business unit	$6,408,603	$—	$—	$6,408,603
Net loss	$(11,680,450)	$(24,598,058)	$(5,178,871)	$(20,996,577)
Loss per share:
Basic	$(0.24)	$(0.55)	(0.07)	$(0.54)
Diluted	$(0.24)	$(0.55)	(0.07)	$(0.53)
Weighted average number of common shares outstanding:
Basic	48,476,917	44,978,169	71,956,298	47,214,172
Diluted	48,476,917	44,978,169	71,956,298	47,214,172

	Fiscal year ended
	December 31, 2009	December 31, 2008	Three months ended September 30, 2010
Consolidated Balance Sheets
Total current assets	$4,081,687	$9,018,314	$9,021,939
Total assets	$5,475,664	$10,296,921	$9,662,065
Total current liabilities	$7,440,125	$10,856,352	$4,878,614
Total liabilities	$7,630,239	$11,031,677	$5,050,987
Total stockholders’ equity (deficit)	$(2,154,5757)	$(754,756)	$4,611,078

The financial information included under Part II, Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 is incorporated herein by reference and is available for review on the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.cardiumthx.com.

The book value of each share of common stock of Cardium Therapeutics, Inc. as of September 30, 2010, was $0.06 (calculated using the book value as of September 30, 2010, divided by the number of outstanding shares of our common stock as of September 30, 2010). The ratio of earnings/(losses) to fixed charges for Cardium Therapeutics, Inc. was (1.47) to 1 and (21.16) to 1 for the fiscal years ended December 31, 2009 and 2008, respectively, and (33.13) to 1 for the nine months ended September 30, 2010. Earnings were insufficient to cover fixed charges by $17.5 million and $16.1 million for the fiscal years ended December 31, 2009 and 2008, respectively.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness.

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information gives effect to the above described Warrant Exchange. The following unaudited pro forma condensed consolidated balance sheet reflects the balance sheet of Cardium as of September 30, 2009, as if all 10,271,480 warrants were exchanged for 3,423,854 shares of common stock on that date. The following unaudited pro forma condensed consolidated statements of operations reflect the results of operations of Cardium for the year ended December 31, 2009 and the nine months ended September 30, 2010, as if all 10,271,480 warrants were exchanged for 3,423,854 shares of common stock on January 1, 2009 and January 1, 2010, respectively.

The information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Cardium that would have actually occurred had the Warrant Exchange been effected as of the dates indicated or that may be attained in the future. Actual future results will likely be materially different from these pro forma results. This unaudited pro forma financial information should be read in conjunction with the historical financial information of Cardium included in Form 10K for the year ended December 31, 2009 and Form 10Q for the quarterly period ended September 30, 2010 filed with the United States Securities and Exchange Commission.

CARDIUM THERAPEUTICS, INC. AND SUBSIDIARIES

(a development stage company)

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2010
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted
Assets
Current assets:
Cash and cash equivalents	$7,700,648	$—		$7,700,648
Restricted Cash	1,225,000	—		1,225,000
Prepaid expenses	96,291	—		96,291
Total current assets	9,021,939	—		9,021,939

Restricted Cash	200,000	—		200,000
Property and equipment, net	260,188	—		260,188
Deposits and other assets	179,938	—		179,938

Total assets	$9,662,065	$—		$9,662,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$807,435	$—		$807,435
Accrued liabilities	619,712	—		619,712
Derivative liabilities	3,451,467	(3,451,467	)(a)	—

Total current liabilities	4,878,614	(3,451,467	)(a)	1,427,147

Deferred Rent	172,373	—		172,373
Total liabilities	5,050,987	(3,451,467)		1,599,520

Stockholders’ equity:
Common stock	7,785	342	(a)	8,127
Additional paid-in capital	86,007,796	1,951,255	(a)	87,959,051
Deficit accumulated during development stage	(81,404,503)	1,499,870	(b)	(79,904,633)

Total stockholders’ equity	4,611,078	3,451,467		8,062,545

Total liabilities and stockholders’ equity	$9,662,065	$—		$9,662,065

See accompanying notes to pro forma condensed consolidated financial statements.

CARDIUM THERAPEUTICS, INC. AND SUBSIDIARIES

(a development stage company)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Twelve Months Ended December 31, 2009
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted
Grant Revenues	$444,946	$—		$444,946

Gross margin	444,946	—		—

Operating expenses
Research and development	(4,302,298)	—		(4,302,298)
General and administrative	(4,855,582)	—		(4,855,582)

Total operating expenses	(9,157,880)	—		(9,157,880)

Loss from operations	(8,712,934)	—		(8,712,934)
Interest income	12,160	—		12,160
Change in fair value of derivative liabilities	(1,118,120)	174,512	(a)	(943,608)
Gain on settlement of derivative liabilities for common stock	—	784,417	(b)	784,417
Interest (expense)	(6,339,523)	—		(6,339,523)

Loss from continuing operations	(16,158,417)	958,929		(15,199,488)
Loss from discontinued operations	(1,930,636)	—		(1,930,636)
Gain on sale of operations discontinued	6,408,603	—		6,408,603

Net (loss)	$(11,680,450)	$958,929		$(10,721,521)

Basic and diluted net loss per common share
Net loss per share from continuing operations	$(0.33)			$(0.29)
Net Income per share from discontinued operations	$0.09			$0.09
Net loss per common share—basic and diluted	$(0.24)			$(0.20)

Weighted average common shares outstanding—basic and diluted	48,976,917			52,400,771 (c)

See accompanying notes to pro forma condensed consolidated financial statements.

CARDIUM THERAPEUTICS, INC. AND SUBSIDIARIES

(a development stage company)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30, 2010
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted
Grant Revenues	$—	$—		$—

Operating expenses
Research and development	(1,871,175)	—		(1,871,175)
General and administrative	(3,402,561)	—		(3,402,561)

Total operating expenses	(5,273,736)	—		(5,273,736)

Loss from operations	(5,273,736)	—		(5,273,736)
Interest income	27,006	—		27,006
Change in fair value of derivative liabilities	70,280	(75,352	)(a)	(5,072)
Gain on settlement of derivative liability for common stock	—	1,198,598	(b)	1,198,598
Interest (expense)	(2,421)	—		(2,421)

Loss from continuing operations	(5,178,871)	1,123,246		(4,055,625)

Net income (loss)	$(5,178,871)	$1,123,246		$(4,055,625)

Basic and diluted net loss per common share
Net loss per share from continuing operation	$(0.07)			$(0.05)
Net loss per common share—basic and diluted	$(0.07)			$(0.05)

Weighted average common shares outstanding—basic and diluted	71,956,298			75,380,152 (c)

See accompanying notes to pro forma condensed consolidated financial statements.

NOTE 1—PRO FORMA ADJUSTMENTS

Balance Sheet – September 30, 2010

a.	Reflects the effect of the issuing of 3,423,854 shares of common stock with an aggregate value $1,951,597, based on the closing common stock price of $0.57 on September 30, 2010 as consideration for the settlement of the warrant liability, which includes 10,271480 common stock purchase warrants with an average unit share value of $0.34 each.

b.	Reflects the pro forma gain on the warrant exchange based on the difference between fair values of the warrants surrendered in the exchange transactions and common stock issued in settlement.

Statement of Operations – Year Ended December 31, 2009 and The Nine Months Ended September 30, 2010

a.	Reflects the elimination of the change in fair value of the warrants eligible for exchange, originally recorded during the period. The net change in fair value remaining is attributable to warrants that are no longer classified as derivative liabilities at the end of the period, but were outstanding during a portion of the pro forma period.

b.	Reflects the pro forma gain on the warrant exchange based on the difference between fair values of the warrants surrendered in the exchange transactions and common stock issued in settlement.

(c)	Reflects the additional 3,423,854 shares which would have been issued in exchange for the 10,271,480 warrants had the transaction occurred at the beginning of the period.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your eligible warrants through the offer. You should rely only on the information in this document or any other document to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or any other document to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Cardium Therapeutics, Inc.

December [—], 2010